CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
SOUTHWESTERN ENERGY COMPANY
Southwestern Energy Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:
1.    The Board of Directors of the Corporation, by the unanimous written consent of its members, duly adopted a resolution setting forth a proposed amendment to the Corporation’s Restated Certificate of Incorporation (as amended, the “Restated Certificate of Incorporation”), declared such amendment to be advisable and directed that such amendment be considered at the special meeting of the shareholders of the Company on August 27, 2021. The resolution setting forth the amendment is as follows:
RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by amending and restating the first sentence of the Fourth Article thereof to read in its entirety as follows:
“Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 2,510,000,000 shares of capital stock, consisting of (i) 2,500,000,000 shares of common stock, $0.01 par value (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”
2.    On August 27, 2021, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation was duly adopted and approved by the shareholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this first day of September, 2021.

SOUTHWESTERN ENERGY COMPANY,
a Delaware corporation

By:	/s/ CHRIS LACY
	Name:	Chris Lacy
	Title:	Vice President, General Counsel and Corporate Secretary